AMENDED AND RESTATED SCHEDULE A

DATED AUGUST 18, 2020 TO THE

MANNING & NAPIER FUND, INC.

INVESTMENT ADVISORY AGREEMENT

DATED JUNE 30, 2020

FEE SCHEDULE

The Fund agrees to pay the Advisor as full compensation for all services rendered by the Advisor hereunder, an annual management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rates listed below:

SERIES	PERCENTAGE

Blended Asset Conservative Series	0.40%
Blended Asset Extended Series	0.50%
Blended Asset Maximum Series	0.50%
Blended Asset Moderate Series	0.45%
Core Bond Series	0.25%
Credit Series	0.25%
Disciplined Value Series	0.30%
Diversified Tax Exempt Series	0.50%
Equity Series*	0.75%
High Yield Bond Series	0.40%
New York Tax Exempt Series	0.50%
Overseas Series	0.60%
Pro-Blend Conservative Term Series	0.40%
Pro-Blend Extended Term Series	0.60%
Pro-Blend Maximum Term Series*	0.60%
Pro-Blend Moderate Term Series*	0.60%
Real Estate Series	0.60%
Target Income Series	0.00%
Target 2015 Series	0.00%
Target 2020 Series	0.00%
Target 2025 Series	0.00%
Target 2030 Series	0.00%
Target 2035 Series	0.00%
Target 2040 Series	0.00%
Target 2045 Series	0.00%
Target 2050 Series	0.00%
Target 2055 Series	0.00%
Target 2060 Series	0.00%
Unconstrained Bond Series	0.30%

*Investment Advisory Agreement approved by the Series’ shareholders at a shareholder meeting held on August 18, 2020.

MANNING & NAPIER FUND, INC.

	By:	/s/ Paul J. Battaglia
Paul J. Battaglia
Attest:

/s/ Elizabeth Craig

MANNING & NAPIER ADVISORS, LLC

	By:	/s/ Sarah C. Turner
Sarah C. Turner

Attest:

/s/ Elizabeth Craig

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